Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into effective the 1st day of January, 2009 by and between United Online, Inc., a Delaware corporation (the “Company”), with principal corporate offices at 21301 Burbank Boulevard, Woodland Hills, California 91367, and Mark R. Goldston, whose address is 21301 Burbank Boulevard, Woodland Hills California 91367 (“Employee”).

WHEREAS, Employee and the Company had previously entered into an employment agreement (the “Prior Agreement”) effective April 3, 2007, amended as of August 22, 2007; and

WHEREAS, effective as of the date hereof, Employee and the Company desire to amend and restate the Prior Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             EMPLOYMENT

1.1           The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein, commencing the date hereof and continuing through March 1, 2011 (the “Term”), unless this Agreement expires or Employee is terminated earlier as provided in Section 4 below.  Employee’s place of employment shall be the in the greater Los Angeles metropolitan area.

2.             DUTIES OF EMPLOYEE

2.1           Employee shall serve as the Chief Executive Officer and Chairman of the Company. In these capacities, Employee shall perform such customary, appropriate and reasonable executive duties as are usually performed by the Chief Executive Officer and Chairman, including such executive duties as are delegated to him from time to time by the Board of Directors of the Company or a committee thereof (the “Board”). Company agrees that Employee also may serve as Chief Executive Officer and Chairman of Classmates Media Corporation or such other entity which is the IPO entity described in Section 3.8 of this Agreement (“Classmates”) and will in good faith allocate his time between the Company and Classmates in accordance with the goals and objectives established by the Board.

2.2           Employee agrees to devote Employee’s good faith, full time, attention, skill and efforts to the performance of his duties for the Company and for Classmates during the Term; provided, however, this paragraph shall not preclude Employee from writing and promoting books or other published materials, engaging in civic, charitable or religious activities, or from serving on boards of directors of companies or organizations that do not present any conflict with the interests of the Company or Classmates or otherwise adversely affect Employee’s performance of the services required under this Agreement. This Agreement also shall not be interpreted to prohibit Employee from making personal investments (including the purchase of interests in professional sports teams) if those activities do not materially interfere with the services required under this Agreement.

3.             COMPENSATION AND OTHER BENEFITS

3.1           Base Salary.  During the Term, the Company shall pay to Employee a base salary per fiscal year equal to Employee’s current base salary (the “Base Salary”), with payments to be made in accordance with the Company’s standard payment policy and subject to such withholding as may be required by law.  Employee’s Base Salary shall be increased to include any increases in Employee’s base salary as approved by the Board, but may not be reduced during the Term without Employee’s written consent other than in connection with a general salary reduction applicable to senior executives of the Company generally.

3.2           Bonus.  During the Term, Employee shall also be eligible to receive an annual target bonus of 100% of Employee’s base salary for each fiscal year (the “Annual Bonus”), less withholding required by law, based on performance criteria established by the Board provided that this target shall not be deemed to establish a maximum bonus and the Board or its compensation committee may award a bonus equal to more than 100% of Base Salary.  Employee’s Annual Bonus shall be increased to include any increases in Employee’s Annual Bonus as approved by the Board.  Employee shall not be eligible to receive any unpaid Annual Bonus if his employment hereunder is terminated pursuant to either Section 4.1 or if Employee voluntarily resigns.  Employee’s bonus awards shall be paid in no event later than the 15th day of the third month following the end of the taxable year (of the Company or Employee, whichever is later) in which such bonus award is earned.

3.3           Sign-On Restricted Unit Grant.  Employee shall be granted a restricted unit award covering 750,000 shares of the Company’s common stock, par value $0.0001 per share (the “Sign-On Restricted Unit Award”).  Except as otherwise provided in this Agreement, the Sign-On Restricted Unit Award shall vest in full on February 15,  2011.  Except as otherwise provided in this Agreement, the Sign-On Restricted Unit Award shall be granted pursuant to and subject to the terms and conditions of the Company’s 2001 Stock Incentive Plan and form of restricted unit agreement previously approved by the Board.  The Company agrees that, unless required by applicable law, no amendment to the 2001 Stock Incentive Plan will eliminate the ability of Employee to satisfy income tax withholding obligations by the surrender of shares to the Company in any manner that would affect the Sign-on Restricted Unit Award or any shares which are part of such award, and that unless required by applicable law, the Company will not exercise its discretion under the 2001 Stock Incentive Plan, or any applicable award agreement, to eliminate or limit Employee’s ability to satisfy income tax withholding obligations by the surrender of shares of Company’s (or its successor’s) common stock with respect to equity awards granted prior to the date hereof.

3.4           Vacation.  Employee shall be entitled to five (5) weeks paid vacation per year in accordance with the Company’s vacation policies.

3.5           Other Benefits.  During the Term, Employee shall be entitled to participate in all group life, health, medical, dental or disability insurance or other employee, health and welfare benefits made available generally to other executives of the Company.  If Employee elects to participate in any of such plans, Employee’s portion of the premium(s) will be deducted from Employee’s paycheck.

3.6           Business Expenses.  The Company shall promptly reimburse Employee for all reasonable and necessary business expenses incurred by Employee in connection with the business of the Company and the performance of his duties under this Agreement, subject to Employee providing the Company with reasonable documentation thereof.  Any such reimbursements paid to Employee shall be made in no event later than the end of the calendar year following the calendar year in which the expenses were incurred and any amounts so reimbursed in any one calendar year shall not affect the amounts reimbursable in any other calendar year. Employee’s right to receive such reimbursements may not be exchanged or liquidated for any other benefit.

3.7           Board of Directors.  Employee shall be Chairman of the Company and also a member and chairman of the Company’s Board of Directors.  Employee’s appointments as Chairman and as a member of the Board will automatically terminate upon the termination of Employee’s employment with the Company for any reason.

3.8           Additional Grant of Restricted Stock Units.    Contingent on the effectiveness of an initial public offering of securities of Classmates Media Corporation, a Delaware corporation, or securities issued by an entity that is a direct or indirect parent of Classmates Media Corporation (which entity shall be referred to as the “IPO entity,” and such initial public offering shall be referred to as the “CMC IPO”) Employee will be awarded restricted stock units covering 250,000 shares of the Company’s common stock (the “Restricted Stock Units”). Subject to Employee’s continued employment with the Company, one-third of the Restricted Stock Units will vest on each anniversary of the effective date of the CMC IPO. In all other respects, except as set forth herein (including provisions for vesting upon an Involuntary Termination), the Restricted Stock Units will be subject to the terms and conditions set forth in the Company’s 2001 Stock Incentive Plan and the applicable restricted stock unit agreement between the Company and the Employee. The last sentence of Section 3.3 of this Agreement (limiting amendments to such plan that would limit the use of Company shares to satisfy tax liabilities) and the provisions of Section 4.3 of this Agreement (pertaining to severance) shall apply to the Restricted Stock Units and shares contemplated by this Section 3.8.

4.             TERMINATION

4.1           Termination for Cause.

(a)     Termination “for cause” is defined as follows:  (1) if Employee is convicted of, or enters a plea of nolo contendere to, a felony, including any act of moral turpitude that adversely impacts the Company or any of its subsidiaries, (2) if Employee commits an act of actual fraud, embezzlement, theft or similar dishonesty against the Company or any of its subsidiaries that adversely and materially impacts the Company or any of its subsidiaries, (3) if Employee commits any willful misconduct or gross negligence resulting in material harm to the Company or any of its subsidiaries, or (4) if Employee fails, after receipt of detailed written notice and after receiving a period of at least thirty (30) days following such notice to cure such failure, to use his reasonable good faith efforts to follow the reasonable and lawful direction of the Company’s Board of Directors and to perform his obligations hereunder.

The Company may terminate this Agreement immediately (except as required by clause 4.1(a)(4) above) for any of the reasons stated in Section 4.1(a) by giving written notice to Employee without prejudice to any other remedy to which the Company may be entitled.  The notice of termination shall specify the grounds for termination.  If Employee’s employment hereunder is terminated “for cause” pursuant to this Section 4.1, Employee shall be entitled to receive hereunder his accrued but unpaid Base Salary and vacation pay through the date of termination, and reimbursement for any expenses as set forth in Section 3.6, through the date of termination, but shall not be entitled to receive any unpaid portion of the Annual Bonus or any other amount except for amounts earned under any plan (including criteria for the Annual Bonus) but not yet paid as of the date of termination.

4.2           Termination Without Cause.  If Employee’s employment is terminated without “cause” as defined in Section 4.1(a) or he is Involuntarily Terminated, he will be eligible for the severance benefits set forth in Section 4.3.

4.3           Severance Payments and Other Benefits Upon Termination Without Cause or Involuntary Termination.  If the Company terminates Employee’s employment hereunder without cause, or if Employee is Involuntarily Terminated, the Company (or its successor, as the case may be) shall pay to Employee (i) any accrued but unpaid Base Salary and vacation through the date of termination and (ii) reimbursement for any expenses as set forth in Section 3.6, through the date of termination.  Additionally, subject to Employee entering into and not revoking a release of claims in favor of the Company and abiding by the non-competition and non-solicitation provisions set forth in Section 5 below, the Company (or its successor, as the case may be) shall pay to Employee (x) Employee’s Annual Bonus, prorated through the date of termination, and (y) a severance payment in an amount equal to three times the sum of Employee’s Base Salary and Annual Bonus, payable in one lump sum on the date of termination, subject to withholding as may be required by law.  For the purposes of Section 4.3(x) and Section 4.3(y) above, Annual Bonus shall mean 100% of Employee’s then current Base Salary or, in the event of Involuntary Termination, the greater of 100% of Employee’s then current Base Salary, or the Annual Bonus paid to Employee for the preceding fiscal year.  The release required as a condition to Employee’s entitlement to such severance payment must be delivered within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after the date of Employee’s termination of employment.  The severance payment to which Employee accordingly becomes entitled upon the effectiveness of the delivered release following the expiration of all applicable revocation periods will be made to Employee on such effective date or as soon as administratively practicable thereafter, but in no event later than the later of the following dates on which the release is so effective: (i) the fifteenth (15th) day of the third month following the end of Employee’s taxable year in which Employee’s employment terminates or (ii) the fifteenth (15th) day of the third month following the end of the Company’s taxable year in which such termination of employment occurs.

With respect to Employee’s outstanding options to purchase shares of the Company’s Common Stock (“Option Awards”), restricted unit awards covering shares of the Company’s Common Stock (the “Restricted Unit Awards”) and restricted shares of the

Company’s Common Stock (the “Restricted Shares”), if Employee’s employment is terminated without cause or due to Employee’s death or permanent disability, or if Employee is Involuntarily Terminated:

(i)         Each Option Award will become vested and exercisable with respect to all non-vested shares;

(ii)        Each Restricted Unit Award (including the Sign-On Restricted Unit Award) will become vested with respect to all non-vested shares; and

(iii)       The Company’s repurchase option will lapse with respect to all Restricted Shares.

If Employee is Involuntarily Terminated, to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), all of Employee’s options to purchase the Company’s Common Stock shall be exercisable for a one (1) year period following the date of termination (or until expiration of their term, if earlier).

Employee shall be deemed terminated without cause if Employee resigns following a material breach by the Company of its obligations hereunder; provided, however, (i) Employee shall first provide the Company with written notice of such breach within ninety (90) days after the conduct occurs giving rise to such breach, (ii) the Company shall have fifteen (15) days following such notice to cure such breach and (iii) Employee’s termination of employment must occur within one hundred eighty (180) days following the initial existence of such breach.  Employee shall be deemed “Involuntarily Terminated” if (i) the Company or any successor to the Company terminates Employee’s employment without cause in connection with or following a Corporate Transaction; or (ii) in connection with or following a Corporate Transaction there is both (A) (a) a decrease in Employee’s authorities, duties or responsibilities (it being deemed to be a decrease in authorities, duties and/or responsibilities if Employee is not offered and provided the position of Chairman of the Board of Directors and Chief Executive Officer of the Company or its successor as well as the acquiring and ultimate parent entity, if any, following a Corporate Transaction), (b) a material decrease in pay and/or benefits from those provided by the Company immediately prior to the Corporate Transaction, (c) a requirement that Employee re-locate out of the greater Los Angeles metropolitan area, or (d) a failure by any successor to Company to confirm in writing that this Agreement remains in full force and effect, and (B) Employee terminates his employment with the Company before the last day of the calendar year in which the Corporate Transaction occurs.  Notwithstanding any provision to the contrary in this Agreement, upon the earlier of (i) one hundred eighty (180) days following a Corporate Transaction or (ii) the last day of the calendar year in which a Corporate Transaction occurs, this Agreement shall expire on such date, in which event Employee shall be entitled to the same benefits that otherwise would have been payable to Employee had Employee been Involuntarily Terminated prior to such Corporate Transaction, as set forth in Section 4.3.

“Corporate Transaction” shall mean:  (a) a change in ownership or control of the Company effected through the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities; (b) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; (c) a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; or (d) any stockholder-approved transfer or other disposition of all or substantially all of the Company’s assets.

5.             NON-COMPETITION; NON-SOLICITATION

5.1           For the eighteen (18) month period following the termination of Employee’s employment with the Company (but only if Employee has received the severance payments specified in Section 4.3 above) (the “Restricted Period”), Employee shall not directly engage in, or manage or direct persons engaged in, a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below); provided, that the Restricted Period shall terminate if the Company terminates operations or if the Company no longer engages in any Competitive Business Activity.  The term “Competitive Business Activity” shall mean the business of  providing consumers with dial-up Internet access services (free or pay).  The term “Restricted Territory” shall mean each and every county, city or other political subdivision of the United States in which the Company is engaged in business or providing its services.  The Company agrees that providing services to a company or entity that is involved in a Competitive Business Activity but which services are unrelated to the Competitive Business Activity shall not be deemed a violation of this Agreement.  For the purposes of damages to the Company with respect to any breach of this Section 5, the value of Employee’s obligations to the Company under this Section 5 equals 37.5% of the cash severance payment in Section 4.3(iv) above.

5.2           During the Restricted Period, Employee shall not directly or indirectly solicit or recruit for employment, any person or persons who are employed by Company or any of its subsidiaries or affiliates, or who were so employed at any time within a period of twelve (12) months immediately prior to the date Employee’s employment terminated, or otherwise interfere with the relationship between any such person and the Company; nor will Employee assist anyone else in recruiting any such employee to work for another company or business or discuss with any such person his or her leaving the employ of the Company or engaging in a business activity in competition with the Company.

6.             GROSS-UP PAYMENT

If the aggregate of all payments or benefits made or provided to Employee under this Agreement and under all other plans and programs of the Company (the “Aggregate Payment”) is determined to constitute a “parachute payment,” as such term is defined in Section 280G(b)(2) of the Code, the Company shall pay to Employee, prior to or coincident with the time any excise tax imposed by Section 4999 of the Code (the “Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount that, after the imposition of all penalties, income, excise and other federal, state and local taxes thereon, is equal to the sum of the Excise Tax on the Aggregate Payment and interest and penalties imposed with respect to the Excise Tax and such additional amount (the “Gross-Up Payment”).  For example, if the Excise Tax imposed with respect to the Aggregate Payment equals $1,000,000, and all penalties, income, excise and other federal, state and local taxes on the Gross-Up Payment equal $2,333,333, the Gross-Up Payment will be $3,333,333.  The determination of whether the Aggregate Payment constitutes a parachute payment and, if so, the amount to be paid to Employee and the time of payment pursuant to this Section 6 shall be made by an independent auditor (the “Auditor”) selected and paid by the Company and reasonably acceptable to Employee.  The Auditor shall be a nationally recognized United States public accounting firm.  For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay income tax at the highest marginal rates of federal, state and local income taxation in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Employee shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Employee, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Employee’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the payment of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Employee with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined.  Employee and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax, and all expenses incurred by Employee in connection therewith shall be paid by the Company promptly upon notice of demand from Employee.  Any payments made by the Company to or on behalf of Employee pursuant to this Section 6 shall be made in no event later than the end of Employee’s taxable year next following Employee’s taxable year in which the related taxes are remitted.

7.             ASSIGNMENT

Neither the Company nor Employee may assign this Agreement or any rights or obligations hereunder except as provided herein.  The Company may assign this Agreement and all of its rights and obligations hereunder to any successor to the business of the Company.  This Agreement will be binding upon the Company and its successors and assigns.  In the event of a Corporate Transaction, the Company shall cause this Agreement to be assumed by the Company’s successor as well as any acquiring or ultimate parent entity, if any, following any Corporate Transaction, and all references herein to the “Company” shall be deemed to include such successor or assignee.

8.             MISCELLANEOUS

8.1           This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company and constitutes the entire agreement between the Company and Employee with respect to its subject matter.

8.2           This Agreement may not be amended, supplemented, modified or extended, except by written agreement which expressly refers to this Agreement, which is signed by of the parties hereto and which is authorized by the Company’s Board.

8.3           This Agreement is made in and shall be governed by the laws of California, without giving effect to its conflicts-of-law principles.

8.4           If any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed in a manner so as to maximize its enforceability while giving the greatest effect as possible to the parties’ intent.  To the extent any provision cannot be construed to be enforceable, such provision shall be deemed to be eliminated from this Agreement and of no force or effect and the remainder of this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

8.5           Employee represents and warrants to the Company that there is no restriction or limitation, by reason of any agreement or otherwise, upon Employee’s right or ability to enter into this Agreement and fulfill his obligations under this Agreement.

8.6           All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, registered or certified, or delivered either by hand, by messenger or by overnight courier service, and addressed to the receiving party at the respective address set forth in the heading of this Agreement, or at such other address as such party shall have furnished to the other party in accordance with this Section 8.6 prior to the giving of such notice or other communication.

8.7           Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of Employee’s termination of employment with the Company will be made to Employee unless Employee’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code).  For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code.  If Employee is a ‘specified employee’ as defined in Section 409A of the Code and, as a result of that status, any portion of the payments under this Agreement would otherwise be subject to taxation pursuant to Section 409A of the Code, Employee shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Employee’s death.  Upon the expiration of the applicable Section 409A deferral period, all payments and benefits deferred pursuant to this Section 8.7 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments due under this Agreement will be paid in accordance with the normal payment dates specified for them herein.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date specified therefor below.

UNITED ONLINE, INC.

By:	/s/ Robert Berglass
Name:	Robert Berglass
Title:	Lead Independent Director,
Compensation Committee Chair of
United Online, Inc.

Dated:	December 21, 2008

By:	/s/ Frederic A. Randall, Jr.
Name:	Frederic A. Randall, Jr.
Title:	EVP and General Counsel

Dated:	December 29, 2008

MARK R. GOLDSTON

/s/ Mark R. Goldston

Dated:	December 19, 2008